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                                   EXHIBIT 5.1

                     [LETTERHEAD OF BASS, BERRY & SIMS PLC]

                        OPINION OF BASS, BERRY & SIMS PLC

August 17, 2004
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

Re:   $300,000,000 Aggregate Principal Amount of Debt Securities

Ladies and Gentlemen:

      In connection with the registration of up to $300,000,000 aggregate principal amount of debt securities (the "Securities") by AutoZone, Inc., a Nevada corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 to be filed with the Securities and Exchange Commission on August 17, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. You have provided us with a draft of the Registration Statement, in the form in which it will be filed, that includes a prospectus (the "Prospectus"). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a "Prospectus Supplement"). The Securities may be issued pursuant to one or more indentures (collectively, the "Indentures"), in each case between the Company and a trustee (each, a "Trustee").

      In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities, and, for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters. We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

      Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

      When the specific terms of the Securities have been duly authorized and duly established in accordance with the terms of the applicable Indenture and applicable law, and the Securities have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the applicable Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, the Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      The opinions rendered in the above paragraph are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution
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to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy. We express no opinion (i) concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, (ii) with respect to whether acceleration of Securities may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon or
(iii) as to the enforceability of any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency. The opinions rendered in the above paragraph do not include opinions with respect to compliance with laws relating to permissible rates of interest.

      To the extent that the obligations of the Company under the applicable Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the applicable Indenture; that the applicable Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the applicable Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the applicable Indenture.

      We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                               Very truly yours,



                                               /s/ Bass, Berry & Sims PLC